FOR IMMEDIATE RELEASE

ARKONA Contact:
Dave Jenkins
ARKONA Inc.
801-501-7109
dave.jenkins@ARKONA.com

                 ARKONA REPORTS RECORD GROWTH FOR FIRST QUARTER

               Posts Strongest Revenue Gains In Company's History

August 2, 2005- Salt Lake City, Utah -- ARKONA Inc. (OTC: ARKN), the leader in web-enabled dealer management solutions for the automobile industry, today reported financial results for its fiscal quarter ended June 30, 2005. The Company reported revenues of $2,527,199 and net income before taxes of $220,402 compared to revenues of $1,634,599 and a net loss of ($32,351) for the same period a year ago. On an after-tax basis, the company reported net income of $370,402.

"First quarter was a breakout quarter. The results validate the investment we made over the past several quarters in our infrastructure," said Alan Rudd, ARKONA chairman and CEO. "Establishing regional sales offices with industry-proven management was a significant factor in the record results. With the release of ARKONA's fully integrated CRM offering and the continued strong demand we see for our dealer management solution, the company is well-positioned for a strong fiscal 2006."

"When you consider that the first quarter's growth has not come at the expense of the balance sheet, the results are even more significant," said Lee Boardman, ARKONA CFO. The company has not had to raise additional funds to finance the growth, either by debt or equity offerings, for a year or more. The balance sheet remains strong."

Effective August 1st, ARKONA relocated its corporate headquarters to a new 25,000 sq. ft. office space less than a mile from its former South Jordan, Utah location. The need for additional space was required to meet the expected growth of the company, particularly in support services and product development personnel. The new address is posted on ARKONA's web site at www.ARKONA.com/contact.

About ARKONA Inc.
Founded in 1996, ARKONA is a public company and a leader in automotive and powersports management solutions. ARKONA's Dealer Management System also leads the market in technologically superior e-business solutions for automotive dealers that fully integrate back office systems with a retail Web presence. In this market ARKONA is the premier Application Service Provider (ASP). For more information visit the ARKONA Web site at www.ARKONA.com
                                                               ##
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known or unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Without limiting the generality of the foregoing, the risks include the risk that the company's revenues and net income will not continue to grow throughout 2006 as a result of competitive conditions, an adverse development in the company's business or financial situations or other factor that may reduce sales or increase costs and the risk that the company will need to raise additional capital as a result of an expense associated with an unexpected adverse development, such as litigation, or from a planned expansion of the product offerings of the company. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.